Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

November 2011 Performance Update

The Frontier Fund Supplement Dated November 30, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 2 Original

T H E   F R O N T I E R   F U N D ’ S   G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

November performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 Original	November 30, 2011	November 30, 2011	NAV /Unit
	MTD	YTD
Balanced Series-2	3.02%	-2.10%	$156.11
Balanced Series-2a	2.88%	-3.27%	$129.28
Berkeley/Graham/Tiverton Series-2	-2.88%	-15.68%	$111.07
Currency Series-2	0.81%	-9.67%	$86.20
Long/Short Commodity Series-2	-0.07%	6.14%	$162.67
Winton/Graham Series-2	-2.38%	-11.39%	$127.63
Winton Series-2	0.99%	5.77%	$162.88
Long Only Commodity Series-2	-0.20%	-5.70%	$97.80
Managed Futures Index Series-2	-1.05%	-7.52%	$119.94

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of November 30, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$14,613,677.78
Unrealized trading gain/(loss)	(12,569,776.55)
Less: commissions	(86,270.54)
Less: FCM fees	(39,168.95)
Foreign currency gain/(loss)	35,463.06
Interest income	9,377.19

Total Income	1,963,301.99
EXPENSES
Management fees	56,475.15
Incentive fees	31,219.89

Total Expenses	87,695.04

Net Income (Loss)	$1,875,606.95

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	409,319.60448	$62,025,396.57	151.53
Current month additions	—	—
Current month redemptions	(3,808.05804)	(596,727.06)
Net Income (loss) for current month		1,875,606.95

Net Asset Value, end of current month	405,511.54644	$63,304,276.46	156.11

	Monthly rate of return		3.02%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Balanced Series 2

THE FRONTIER FUND BALANCED SERIES - 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$647,766.00
Unrealized trading gain/(loss)	(556,842.02)
Less: commissions	(3,828.03)
Less: FCM fees	(1,737.09)
Foreign currency gain/(loss)	1,567.03
Interest income	2,640.34

Total Income	89,566.23
EXPENSES
Trading fees	6,036.29
Management fees	2,505.94
Incentive fees	1,373.45
Total Expenses	9,915.68

Net Income (Loss)	$79,650.55

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	22,058.33584	$2,771,947.45	125.66
Current month additions	—	—
Current month redemptions	(360.98652)	(46,460.57)
Net Income (loss) for current month		79,650.55

Net Asset Value, end of current month	21,697.34932	$2,805,137.43	129.28

	Monthly rate of return		2.88%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Balanced Series 2a

THE FRONTIER FUND BERKELEY/GRAHAM/TIVERTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(107,273.97)
Unrealized trading gain/(loss)	1,821.90
Less: commissions	(7,146.27)
Less: FCM fees	(2,820.42)
Foreign currency gain/(loss)	(1,019.73)
Interest income	1,471.23

Total Income	(114,967.26)

EXPENSES
Management fees	17,952.50
Incentive fees	—

Total Expenses	17,952.50

Net Income (Loss)	$(132,919.76)

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	40,767.56597	$4,662,563.62	114.37
Current month additions	—	—
Current month redemptions	(415.26025)	(47,567.09)
Net Income (loss) for current month		(132,919.76)

Net Asset Value, end of current month	40,352.30572	$4,482,076.77	111.07

	Monthly rate of return		-2.88%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Berkeley/Graham/Tiverton Series 2

THE FRONTIER FUND CURRENCY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$—
Unrealized trading gain/(loss)	948.48
Net change in inter-series payables	—
Less: FCM fees	(65.36)
Interest income	(5.81)

Total Income	877.31
EXPENSES
Management fees	—
Incentive fees	—

Total Expenses	—

Net Income (Loss)	$877.31

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	1,320.18078	$112,895.37	85.52
Current month additions	—	—
Current month redemptions	(146.53746)	(12,600.42)
Net Income (loss) for current month		877.31

Net Asset Value, end of current month	1,173.64332	$101,172.26	86.20

	Monthly rate of return		0.81%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Currency Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(242,291.09)
Unrealized trading gain/(loss)	273,509.48
Less: commissions	(6,257.17)
Less: FCM fees	(5,658.24)
Foreign currency gain/(loss)	630.67
Interest income	14,500.69

Total Income	34,434.34
EXPENSES
Management fees	43,328.85
Incentive fees	(1,940.58)

Total Expenses	41,388.27

Net Income (Loss)	$(6,953.93)

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	57,143.33475	$9,302,559.00	162.79
Current month additions	—	—
Current month redemptions	(46.52830)	(7,529.18)
Net Income (loss) for current month		(6,953.93)

Net Asset Value, end of current month	57,096.80645	$9,288,075.89	162.67

	Monthly rate of return		-0.07%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series 2

THE FRONTIER FUND WINTON/GRAHAM SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(116,738.75)
Unrealized trading gain/(loss)	(4,307.71)
Less: commissions	(3,592.63)
Less: FCM fees	(3,801.71)
Foreign currency gain/(loss)	(585.50)
Interest income	3,695.99

Total Income	(125,330.31)
EXPENSES
Management fees	18,997.85
Incentive fees	—

Total Expenses	18,997.85

Net Income (Loss)	$(144,328.16)

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	47,599.45912	$6,223,126.38	130.74
Current month additions	—	—
Current month redemptions	(651.45495)	(86,951.76)
Net Income (loss) for current month		(144,328.16)

Net Asset Value, end of current month	46,948.00417	$5,991,846.46	127.63

	Monthly rate of return		-2.38%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Winton/Graham Series 2

THE FRONTIER FUND WINTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$32,326.69
Unrealized trading gain/(loss)	101,177.04
Less: commissions	(690.80)
Less: FCM fees	(7,048.28)
Foreign currency gain/(loss)	(2,211.26)
Interest income	9,340.36

Total Income	132,893.75
EXPENSES
Management fees	20,283.96
Incentive fees	—

Total Expenses	20,283.96

Net Income (Loss)	$112,609.79

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	70,758.92854	$11,412,342.47	161.28
Current month additions	—	—
Current month redemptions	—	—
Net Income (loss) for current month		112,609.79

Net Asset Value, end of current month	70,758.92854	$11,524,952.26	162.88

	Monthly rate of return		0.99%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Winton Series 2

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(265.60)
Unrealized trading gain/(loss)	21.51
Less: commissions	—
Less: FCM fees	(76.31)
Foreign currency gain/(loss)	—
Interest income	206.13

Total Income	(114.27)
EXPENSES
Management fees	130.75
Incentive fees	—

Total Expenses	130.75

Net Income (Loss)	$(245.02)

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	1,329.24139	$130,255.50	97.99
Current month additions	—	—
Current month redemptions	(45.83004)	(4,494.09)
Net Income (loss) for current month		(245.02)

Net Asset Value, end of current month	1,283.41135	$125,516.39	97.80

	Monthly rate of return		-0.20%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long Only Commodity Series 2

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(5,976.97)
Unrealized trading gain/(loss)	(21,131.47)
Less: commissions	(569.82)
Less: FCM fees	(1,823.90)
Foreign currency gain/(loss)	(1,662.37)
Interest income	5,530.74

Total Income	(25,633.79)
EXPENSES
Management fees	5,058.03
Incentive fees	—

Total Expenses	5,058.03

Net Income (Loss)	$(30,691.82)

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	24,107.99350	$2,922,313.83	121.22
Current month additions	—	—
Current month redemptions	—	—
Net Income (loss) for current month		(30,691.82)

Net Asset Value, end of current month	24,107.99350	$2,891,622.01	119.94

	Monthly rate of return		-1.05%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Managed Futures Index Series 2